EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274829) and Form S-8 (No. 333-264140 and No. 333-274566) of Planet 13 Holdings Inc. of our report dated March 23, 2023, except for the effects of the restatement discussed in Note 21 to the consolidated financial statements, as to which the date is February 16, 2024, relating to the consolidated financial statements contained within the Planet 13 Holdings Inc. Annual Report on Form 10-K/A for the year ended December 31, 2022.

/s/ DAVIDSON & COMPANY LLP
Vancouver, Canada	Chartered Professional Accountants

February 16, 2024